Exhibit 15

November 9, 2007

To the Board of Directors and Shareholders
SYSCO Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 333-XXXXX) of SYSCO Corporation for the registration of 36,000,000 shares of its common stock for offer and issuance under the SYSCO Corporation 2007 Stock Incentive Plan and SYSCO Corporation 1974 Employees’ Stock Purchase Plan of our report dated November 5, 2007 relating to the unaudited condensed consolidated interim financial statements of SYSCO Corporation which is included in its Form 10-Q for the quarter ended September 29, 2007.

/s/ Ernst & Young LLP

Houston, Texas
November 9, 2007